Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2019 FOURTH QUARTER AND FULL YEAR RESULTS

•Q4 2019 GAAP diluted EPS was $0.86, an increase of 13% above Q4 2018 GAAP diluted EPS and an increase of 5% above Q4 2018 Adjusted diluted EPS of $0.82.

•Q4 2019 Sales were $564 million, compared to $561 million in the fourth quarter 2018.

•FY 2019 GAAP diluted EPS was $3.57 vs FY 2018 at $3.11. FY 2019 adjusted diluted EPS was $3.54, an increase of 16% above adjusted diluted EPS of $3.05 for FY 2018.

•FY 2019 Sales were $2,356 million, an increase of 8% compared to FY 2018 (+9% in constant currency).

•Record FY 2019 free cash flow generated of $287 million.

•Providing FY 2020 financial guidance.

See table C for reconciliation of GAAP and non-GAAP operating income, net income, earnings per share and operating cash flow to free cash flow.

Summary of Results from Operations
	Quarters Ended			Years Ended
	December 31,			December 31,
(In millions, except per share data)	2019	2018	% Change	2019	2018	% Change

Net Sales	$564.3	$561.0	0.6%	$2,355.7	$2,189.1	7.6%
Net sales change in constant currency			1.0%			8.6%
Operating Income	97.4	95.8	1.7%	425.2	371.2	14.5%
As a % of sales	17.3%	17.1%		18.0%	17.0%
Net Income	73.2	66.1	10.7%	306.6	276.6	10.8%
Diluted net income per common share	$0.86	$0.76	13.2%	$3.57	$3.11	14.8%

Non-GAAP measures for y-o-y comparison (table C)
Adjusted Operating Income	$97.4	$103.5	(5.9)%	$425.2	$378.9	12.2%
Adjusted Net Income	73.2	71.5	2.4%	303.6	271.1	12.0%
Adjusted diluted net income per share	$0.86	$0.82	4.9%	$3.54	$3.05	16.1%

STAMFORD, Conn. February 3, 2020 – Hexcel Corporation (NYSE: HXL) today reported fourth quarter and full year 2019 results including fourth quarter net sales of $564 million and GAAP diluted EPS of $0.86 per share.

Chairman, CEO and President Nick Stanage said: “The fourth quarter of 2019 completed a strong year for Hexcel, returning $0.86 of diluted EPS and $172 million of free cash flow. Revenue for the full year was $2,356 million, up 8.6% in constant currency compared to 2018, with adjusted diluted EPS for the year coming in 16% above 2018 at $3.54. Free cash flow for 2019 was $287 million, an increase of 21% over 2018. Our team continues to deliver productivity and efficiency improvements across the business, as evident in our strong 2019 annual performance. Turning to 2020, we are staying close to Boeing, and all our customers, as we monitor the uncertainty regarding the timing of the 737 MAX’s return to service and expected production levels. In consideration of the production cuts that affected total year sales in 2019, we have included our best assumptions in our 2020 guidance. With an exciting year ahead of us, we remain confident in the outlook for Hexcel, our healthy cash flow generation and our ability to deliver exceptional shareholder value.”

The Merger of Hexcel and Woodward

Last month, Hexcel announced a definitive agreement to combine in an all-stock merger of equals with Woodward Inc. to create a premier integrated systems provider serving the aerospace and industrial sectors. Mr. Stanage said, “We are extremely excited about the prospects of bringing these two great companies together to drive even stronger investment in innovation and shareholder return in the future. Ahead of the deal closing, our focus is clear, and we will continue to drive Hexcel performance and value creation.”

Fourth Quarter 2019 Results

Sales of $564.3 million in the fourth quarter of 2019 were 1.0% higher in constant currency than the fourth quarter of 2018.

Commercial Aerospace

•

Commercial Aerospace sales of $379.8 million decreased 1.5% (also decreased 1.5% in constant currency) for the quarter compared to the fourth quarter of 2018. Lower sales to legacy narrowbody programs without offsetting growth in the Boeing 737 MAX, and the A380 cessation caused the downside, partially mitigated by higher sales related to the Boeing 787 and 777X programs.

•

Sales to “Other Commercial Aerospace,” which include regional and business aircraft, increased over 20% in constant currency for the fourth quarter of 2019 as compared to 2018. The business jet category was the largest growth contributor of the various size classes in this market.

Space & Defense

•

Space & Defense sales of $115.3 million increased 18.0% (18.9% in constant currency) for the quarter as compared to 2018. Aside from the contribution from ARC Technologies, growth was broad-based across a number of defense and space programs, and the F-35 Joint Strike Fighter (JSF) program.

Industrial

•	Total Industrial sales of $69.2 million in the fourth quarter were down 11.2% (9.3% in constant currency) compared to a strong fourth quarter of 2018.
•

Wind energy sales (the largest submarket in Industrial), which had increased substantially throughout the year, posted a softer fourth quarter with some inventory alignment towards the end of 2019. Order backlog at our key Wind Energy customer continues to be very strong.

Consolidated Operations

Gross margin for the fourth quarter was 26.0% compared to 26.8% in the prior year period. Selling, general and administrative expenses for the fourth quarter of 2019 were higher than the prior year period, reflecting the acquisition of ARC Technologies. R&T costs were lower in the quarter compared to the prior year as a result of timing related to qualification costs. Adjusted operating income in the fourth quarter of 2019 was $97.4 million, or 17.3% of sales, compared to $103.5 million, or 18.4% of sales, in 2018. The impact of exchange rates in the fourth quarter of 2019 was unfavorable by approximately 20 basis points.

FY 2019 Results

Full year 2019 sales were $2,355.7 million, an increase of 8.6% in constant currency compared to 2018.

Commercial Aerospace (68% of YTD sales)

•

Commercial Aerospace sales for the year of $1,597.7 million increased 4.8% (5.1% in constant currency) compared to 2018. Growth was driven by higher narrowbody build rates and the transition away from legacy platforms to the latest generation platforms with higher shipset values, and growth in the Airbus A350 and Boeing 787 programs.

•	Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, increased approximately 13% in 2019, driven by higher business jet sales.

Space & Defense (19% of YTD sales)

•

Space & Defense sales for the year of $444.7 million increased 20.2% (21.6% in constant currency) compared to 2018. The acquisition of ARC Technologies drove the largest part of the increase, and there were also strong sales across a broad range of programs including the F-35 Joint Strike Fighter. Excluding the additional sales from ARC Technologies, S&D increased high-single-digits.

Industrial (13% of YTD sales)

•	Total Industrial sales for the year of $313.3 million increased 6.5% (10.6% in constant currency) compared to 2018.
•

The launch of a number of new wind turbine platforms utilizing the latest generation Hexcel composites led to an increase in wind energy sales of approximately 25% in constant currency compared to 2018.

Consolidated Operations

•	Gross margin for the year was 27.2% compared to 26.5% for 2018. The Company continues to focus on Operational Excellence to drive continuous improvements in efficiency and productivity.
•

Selling, general and administrative expenses for the year were approximately 11% higher in constant currency than the prior year to support growth including ARC Technologies. Research and technology expenses for the year increased approximately 3% in constant currency compared to 2018, reflecting continued investment in innovative composite products and processes to support customers and next-generation applications.
•

Adjusted operating income for 2019 was $425.2 million, or 18.0% of sales, compared to $378.9 million, or 17.3% of sales, in 2018. The year-over-year impact of exchange rates was nominal. Depreciation and amortization expense for the year increased $18.6 million over 2018, reflecting continued capital investment for future expected growth and to a lesser extent, the January 2019 ARC Technologies acquisition.

Cash and other

•

The effective tax rate for the fourth quarter of 2019 was 16.6% compared to 24.2% in the fourth quarter of 2018. The fourth quarter of 2019 was favorably impacted by a rate adjustment due to the profit mix by country. The full year effective tax rate for 2019 was 20.2% compared to 18.8% in 2018. The adjusted effective tax rate included in the Company’s adjusted net income for 2019 was 21.0% compared to an adjusted rate of 22.0% for 2018.

•

Free cash flow for the year was $287.0 million compared to $237.3 million in 2018. Working capital was a cash source of $12.8 million in 2019 as compared to a use of $31.2 million in 2018, primarily reflecting strong accounts receivable collections. Cash used for capital expenditures was $204.1 million in 2019 compared to $184.1 million in 2018. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures.

•

The Company used $76 million to repurchase shares of its common stock during the fourth quarter of 2019 bringing the total for share repurchases in 2019 to $143 million. The remaining authorization under the share repurchase program at December 31, 2019 was $242 million.

•

As announced today, the Board of Directors declared a quarterly dividend of $0.17 per share. The dividend will be payable to stockholders of record as of February 14, 2020, with a payment date of February 21, 2020.

2020 Guidance

Chairman, CEO and President Nick Stanage said: “As I look to 2020, the fundamentals of our business are positive, despite the headwinds from the Boeing 737 MAX. We continue to see the strong trend of secular penetration for composites onto modern aircraft and are well-positioned to win significant market share on new programs. In relation to the Boeing 737 MAX, our intent is to continue working very closely with Boeing and all of our 737 MAX program customers to meet their demand needs. As you will be aware, there continues to be considerable uncertaintly in terms of the number of 737 MAX planes to be produced in 2020. To provide clarity on our guidance, we have assumed that we will sell material for 200 737 MAX aircraft in 2020. As the actual demand becomes clearer as we move through the year we will adjust guidance accordingly”.

Mr. Stanage continued, “Given our assumption for the 737 MAX we are forecasting flat-to-low-single-digit revenue growth for 2020 and low-to-mid-single-digit EPS growth. Our cash generation cycle continues to gain momentum and we forecast over $300 million of Free Cash Flow in 2020, demonstrating continued disciplined execution and our focus on Operational Excellence”.

Guidance is as follows:

•	Sales: Flat-to-low-single-digit growth
•	Adjusted diluted earnings per share: Low-to-mid-single-digit growth
•	Free cash flow greater than $300 million.
•	Accrual basis capital expenditures of $100 million to $120 million.
•	Underlying effective tax rate is estimated at 23.0%.

Market-Specific Sales Outlook

•	Commercial Aerospace: Down low-to-mid-single-digit
•	Space & Defense: Up high-single-digit
•	Industrial: Up mid-single-digit

The Company is not providing a quantitative reconciliation of our non-GAAP guidance to the corresponding GAAP information because the GAAP measures that we exclude from our non-GAAP guidance are difficult to predict and are primarily dependent on future uncertainties.

Merger of Equals with Woodward

On January 12, 2020, Woodward, Inc. (NASDAQ: WWD) and Hexcel Corporation (NYSE: HXL) announced a definitive agreement to combine in an all-stock merger of equals to create a premier integrated systems provider serving the aerospace and industrial sectors. Under the terms of the agreement approved by the Boards of Directors of both companies, Hexcel shareholders will receive a fixed exchange ratio of 0.625 shares of Woodward common stock for each share of Hexcel common stock, and Woodward shareholders will continue to own the same number of shares of common stock in the combined company as they do immediately prior to the closing. The exchange ratio is consistent with the 30-day average share prices of both companies immediately preceding the announcement of the transaction. Upon completion of the merger, existing Woodward shareholders will own approximately 55% and existing Hexcel shareholders will own approximately 45% of the combined company on a fully diluted basis.

The merger is expected to close in the third calendar quarter of 2020, subject to the approval of the shareholders of both Woodward and Hexcel, as well as other customary closing conditions, including required regulatory approvals. Upon closing of the transaction, the combined company will be named Woodward Hexcel.

*****

Hexcel will host a conference call at 10:00 a.m. ET, on February 4, 2020 to discuss fourth quarter and full-year 2019 results. The event will be webcast via the Investor Relations webpage at www.Hexcel.com. The event can also be accessed by dialing +1 (647) 689-5685. The conference ID is 8489345. Replays of the call will be available on the website.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures, used in commercial aerospace, space and defense and industrial applications. Learn more at www.Hexcel.com.

*****

Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates made publicly available by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the possible push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations with regard to the build rate and return to service of the Boeing 737 MAX and the related impact on our revenues; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations of growth in revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding growth in sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures; expectations as to the level of capital expenditures and when we will complete the construction of capacity expansions and qualification of new products; expectations regarding our ability to maintain and improve margins as we add new facilities and in view of the current economic environment; expectations regarding the outcome of legal matters or the impact of changes in laws or regulations; projections regarding our tax rate; the anticipated impact of the above factors and various market risks on our expectations of financial results for 2020 and beyond; and the anticipated closing date and impact of the merger between Hexcel and Woodward. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to reductions in sales to any significant customers, particularly Airbus, Boeing or Vestas, including any reduction in revenue related to a decrease in production volume of the Boeing 737 MAX; changes in sales mix; changes in current pricing and cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; timely new product development or introduction; industry capacity; increased competition; availability and cost of raw materials; supply chain disruptions; inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements; cybersecurity breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions; including, but not limited to, the effect of change in global trade policies and the exit of the U.K. from the European Union; work stoppages or other labor disruptions; unexpected outcome of legal matters or impact of changes in laws or regulations; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of Hexcel or Woodward to terminate the merger agreement; the outcome of any legal proceedings that may be instituted against Hexcel, Woodward or their respective directors; the ability to obtain regulatory approvals and meet other closing conditions to the merger on a timely basis or at all, including the risk that regulatory approvals required for the merger are obtained subject to conditions that are not anticipated or that could adversely affect the combined company or the expected benefits of the transaction; the ability to obtain approval by Hexcel stockholders and Woodward stockholders on the expected schedule; difficulties and delays in integrating Hexcel’s and Woodward’s businesses; prevailing economic, market, regulatory or business conditions, or changes in such conditions, negatively affecting the parties; risks that the transaction disrupts Hexcel’s or Woodward’s current plans and operations; failing to fully realize anticipated cost savings and other anticipated benefits of the merger when expected or at all; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; the ability of Hexcel or Woodward to retain and hire key personnel; the diversion of management’s attention from ongoing business operations; uncertainty as to the long-term value of the common stock of the combined company following the merger; the continued availability of capital and financing following the merger; the business, economic and political conditions in the markets in which Hexcel and Woodward operate; and the fact that Hexcel’s and Woodward’s reported earnings and financial position may be adversely affected by tax and other factors. Additional risk factors are described in our filings and in Woodward’s filings with the Securities and Exchange Commission (the “SEC”).  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Additional Information and Where to Find It

In connection with the proposed merger, Woodward will file with the SEC a registration statement on Form S-4 to register the shares of Woodward’s common stock to be issued in connection with the merger. The registration statement will include a preliminary joint proxy statement/prospectus which, when finalized, will be sent to the respective stockholders of Hexcel and Woodward seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HEXCEL, WOODWARD AND THE PROPOSED MERGER.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from Hexcel at its website, www.hexcel.com, or from Woodward at its website, www.woodward.com.  Documents filed with the SEC by Hexcel will be available free of charge by accessing Hexcel’s website at www.hexcel.com under the heading Investor Relations, or, alternatively, by directing a request by telephone or mail to Hexcel Corporation at 281 Tresser Boulevard, Stamford, Connecticut 06901, (203) 352-6826, and documents filed with the SEC by Woodward will be available free of charge by accessing Woodward’s website at www.woodward.com under the heading Investors, or, alternatively, by directing a request by telephone or mail to Woodward, Inc. at PO Box 1519, Fort Collins, Colorado 80522, (970) 498-3580.

Participants In The Solicitation

Hexcel, Woodward and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective stockholders of Hexcel and Woodward in respect of the proposed merger under the rules of the SEC. Information about Hexcel’s directors and executive officers is available in Hexcel’s proxy statement dated March 22, 2019 for its 2019 Annual Meeting of Stockholders. Information about Woodward’s directors and executive officers is available in Woodward’s proxy statement dated December 13, 2019 for its 2019 Annual Meeting of Stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. You may obtain free copies of these documents from Hexcel or Woodward using the sources indicated above.

No Offer Or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities in connection with the proposed merger, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made in connection with the proposed merger except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, included in the Form S-4 registration statement filed by Woodward.

Contact Information
Kurt Goddard, Vice President – Investor Relations
(203) 352-6826
Kurt.Goddard@Hexcel.com

Hexcel Corporation and Subsidiaries
Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Years Ended
	December 31,		December 31,
(In millions, except per share data)	2019	2018	2019	2018
Net sales	$564.3	$561.0	$2,355.7	$2,189.1
Cost of sales	417.8	410.6	1,715.3	1,608.3
Gross margin	146.5	150.4	640.4	580.8
% Gross Margin	26.0%	26.8%	27.2%	26.5%

Selling, general and administrative expenses	35.9	31.7	158.7	146.0
Research and technology expenses	13.2	15.2	56.5	55.9
Other operating expense	-	7.7	-	7.7
Operating income	97.4	95.8	425.2	371.2

Interest expense, net	10.6	10.4	45.5	37.7
Income before income taxes, and equity in earnings of affiliated companies	86.8	85.4	379.7	333.5
Provision for income taxes	14.4	20.6	76.8	62.5
Income before equity in earnings of affiliated companies	72.4	64.8	302.9	271.0
Equity in earnings from affiliated companies	0.8	1.3	3.7	5.6
Net income	$73.2	$66.1	$306.6	$276.6

Basic net income per common share:	$0.87	$0.78	$3.61	$3.15

Diluted net income per common share:	$0.86	$0.76	$3.57	$3.11

Weighted-average common shares:
Basic	84.4	85.9	84.9	87.9
Diluted	85.2	86.9	85.8	89.0

Hexcel Corporation and Subsidiaries
Consolidated Balance Sheets
	Unaudited
	December 31,	December 31,
(In millions)	2019	2018
Assets
Cash and cash equivalents	$64.4	$32.7
Accounts receivable, net	227.6	260.9
Inventories, net	333.1	297.8
Contract assets	52.7	50.5
Prepaid expenses and other current assets	27.1	33.9
Total current assets	704.9	675.8

Property, plant and equipment	3,075.1	2,902.1
Less accumulated depreciation	(1,132.3)	(1,025.6)
Net property, plant and equipment	1,942.8	1,876.5

Goodwill and other intangible assets, net	280.4	142.3
Investments in affiliated companies	46.5	48.7
Other assets	154.0	80.8
Total assets	$3,128.6	$2,824.1

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$9.5	$9.4
Accounts payable	157.6	161.9
Accrued compensation and benefits	74.4	75.8
Accrued liabilities	81.1	79.6
Total current liabilities	322.6	326.7

Long-term debt	1,050.6	947.4
Retirement obligations	53.3	42.0
Other non-current liabilities	256.0	186.0
Total liabilities	$1,682.5	$1,502.1

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 109.3 shares issued at December 31, 2019 and 108.5 shares issued at December 31, 2018	$1.1	$1.1
Additional paid-in capital	829.9	798.3
Retained earnings	1,978.9	1,726.5
Accumulated other comprehensive loss	(118.7)	(108.0)
	2,691.2	2,417.9

Less – Treasury stock, at cost, 25.7 at December 31, 2019 and 23.7 shares issued at December 31, 2018, respectively	(1,245.1)	(1,095.9)
Total stockholders' equity	1,446.1	1,322.0
Total liabilities and stockholders' equity	$3,128.6	$2,824.1

Hexcel Corporation and Subsidiaries
Consolidated Statements of Cash Flows
	Unaudited
	Years Ended
	December 31,
(In millions)	2019	2018

Cash flows from operating activities
Net income	$306.6	$276.6
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	141.7	123.1
Amortization related to financing	0.9	1.6
Deferred income taxes	16.3	29.3
Restructuring expense, net of payments	(2.5)	7.7
Equity in earnings from affiliated companies	(3.7)	(5.6)
Stock-based compensation	18.3	16.2

Changes in assets and liabilities:
Decrease (increase) in accounts receivable	36.5	(20.7)
Increase in inventories	(30.4)	(25.2)
Increase in prepaid expenses and other current assets	(5.8)	(8.6)
Increase in accounts payable/accrued liabilities	12.5	23.3
Other - net	0.7	3.7
Net cash provided by operating activities (a)	491.1	421.4

Cash flows from investing activities
Capital expenditures (b)	(204.1)	(184.1)
Acquisitions of business and investments in affiliates	(163.2)	(3.4)
Net cash used in investing activities	(367.3)	(187.5)

Cash flows from financing activities
Net borrowing from senior unsecured credit facilities	111.0	152.0
Repayment of capital lease obligation and other debt, net	(9.8)	(4.2)
Issuance costs related to senior credit facility	(2.5)	-
Dividends paid	(54.2)	(48.4)
Repurchase of stock	(143.0)	(357.7)
Activity under stock plans	7.1	1.0
Net cash used in financing activities	(91.4)	(257.3)
Effect of exchange rate changes on cash and cash equivalents	(0.7)	(4.0)
Net increase (decrease) in cash and cash equivalents	31.7	(27.4)
Cash and cash equivalents at beginning of period	32.7	60.1
Cash and cash equivalents at end of period	$64.4	$32.7

Supplemental data:
Free Cash Flow (a)+(b)	$287.0	$237.3
Accrual basis additions to property, plant and equipment	$191.0	$179.1

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended December 31, 2019 and 2018				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2019	2018	%	Effect (b)	2018	%
Commercial Aerospace	$379.8	$385.4	(1.5)	$0.1	$385.5	(1.5)
Space & Defense	115.3	97.7	18.0	(0.7)	97.0	18.9
Industrial	69.2	77.9	(11.2)	(1.6)	76.3	(9.3)
Consolidated Total	$564.3	$561.0	0.6	$(2.2)	$558.8	1.0

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	67.3	68.7			69.0
Space & Defense	20.4	17.4			17.4
Industrial	12.3	13.9			13.6
Consolidated Total	100.0	100.0			100.0

Years Ended December 31, 2019 and 2018				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2019	2018	%	Effect (b)	2018	%
Commercial Aerospace	$1,597.7	$1,525.0	4.8	$(4.2)	$1,520.8	5.1
Space & Defense	444.7	369.9	20.2	(4.3)	365.6	21.6
Industrial	313.3	294.2	6.5	(11.0)	283.2	10.6
Consolidated Total	$2,355.7	$2,189.1	7.6	$(19.5)	$2,169.6	8.6

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	67.8	69.7			70.1
Space & Defense	18.9	16.9			16.8
Industrial	13.3	13.4			13.1
Consolidated Total	100.0	100.0			100.0

(a)

To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and year ended December 31, 2018 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2019 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Fourth Quarter 2019
Net sales to external customers	$443.4	$120.9	$-	$564.3
Intersegment sales	19.4	0.7	(20.1)	-
Total sales	462.8	121.6	(20.1)	564.3

Operating income (loss)	86.9	20.6	(10.1)	97.4
% Operating margin	18.8%	16.9%		17.3%

Depreciation and amortization	30.8	3.8	-	34.6
Stock-based compensation expense	2.0	0.3	0.1	2.4
Accrual based additions to capital expenditures	29.0	1.1	-	30.1

Fourth Quarter 2018
Net sales to external customers	$447.3	$113.7	$-	$561.0
Intersegment sales	17.9	0.1	(18.0)	-
Total sales	465.2	113.8	(18.0)	561.0

Operating income (loss)	97.2	9.3	(10.7)	95.8
% Operating margin	20.9%	8.2%		17.1%

Depreciation and amortization	30.0	2.3	-	32.3
Restructuring expense	-	7.7	-	7.7
Stock-based compensation expense	1.4	0.3	0.5	2.2
Accrual based additions to capital expenditures	43.4	2.2	-	45.6

Year Ended December 31, 2019
Net sales to external customers	$1,863.1	$492.6	$-	$2,355.7
Intersegment sales	83.4	0.8	(84.2)	-
Total sales	1,946.5	493.4	(84.2)	2,355.7

Operating income (loss)	411.3	72.0	(58.1)	425.2
% Operating margin	21.1%	14.6%		18.0%

Depreciation and amortization	126.5	15.1	0.1	141.7
Stock-based compensation expense	8.4	1.7	8.2	18.3
Accrual based additions to capital expenditures	185.8	5.2	-	191.0

Year Ended December 31, 2018
Net sales to external customers	$1,770.5	$418.6	$-	$2,189.1
Intersegment sales	74.6	0.1	(74.7)	-
Total sales	1,845.1	418.7	(74.7)	2,189.1

Operating income (loss)	373.8	50.6	(53.2)	371.2
% Operating margin	20.3%	12.1%		17.0%

Depreciation and amortization	113.9	9.1	0.1	123.1
Restructuring expense	-	7.7	-	7.7
Stock-based compensation expense	7.1	1.3	7.8	16.2
Accrual based additions to capital expenditures	173.5	5.6	-	179.1

(a)	Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income, Net Income, EPS, Tax Rate and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Years Ended
	December 31,		December 31,
(In millions)	2019	2018	2019	2018
GAAP operating income	$97.4	$95.8	$425.2	$371.2
Other operating expense (a)	-	7.7	-	7.7
Non-GAAP operating income	$97.4	$103.5	$425.2	$378.9

	Unaudited
	Quarters Ended December 31,
	2019			2018
(In millions, except per diluted share data)	Net Income	EPS	Tax Rate %	Net Income	EPS	Tax Rate %
GAAP	$73.2	$0.86	16.6	$66.1	$0.76	24.2
Restructuring expense (a)	-	-	-	5.4	0.06	-
Non-GAAP	$73.2	$0.86	16.6	$71.5	$0.82	24.2

	Unaudited
	Years Ended December 31,
	2019			2018
(In millions, except per diluted share data)	Net Income	EPS	Tax Rate %	Net Income	EPS	Tax Rate %
GAAP	$306.6	$3.57	20.2	$276.6	$3.11	18.8
Restructuring expense (a)	-	-	-	5.4	0.06	-
Tax benefit (b)	(3.0)	(0.03)	0.8	(10.9)	(0.12)	3.2
Non-GAAP	$303.6	$3.54	21.0	$271.1	$3.05	22.0

	Unaudited
	Years Ended December 31,
(In millions)	2019	2018
Net cash provided by operating activities	$491.1	$421.4
Less: Capital expenditures	(204.1)	(184.1)
Free cash flow (non-GAAP)	$287.0	$237.3

(a)	The 2018 period included restructuring expense for a European facility.
(b)

The year ended December 31, 2019 benefited primarily from tax credits identified during the third quarter of $3.0 million. The year ended December 31, 2018 included benefits of $4.7 million related to the release of a valuation allowance in a foreign jurisdiction and release of reserves for uncertain tax positions. The 2018 period also included benefits of $6.2 million from a tax method accounting change related to U.S. tax reform.

NOTE: Management believes that adjusted operating income, adjusted net income, adjusted diluted net income per share, the adjusted tax rate, and free cash flow,  which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	December 31,	September 30,	December 31,
(In millions)	2019	2019	2018

Current portion capital lease	$0.6	$0.6	$0.3
Euro term loan	8.9	8.7	9.1
Total current debt	9.5	9.3	9.4

Non-current portion of Euro term loan	41.5	40.3	51.4
Senior unsecured credit facility	313.0	379.0	202.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(1.7)	(1.8)	(2.0)
Senior notes deferred financing costs	(4.2)	(4.3)	(4.8)
Other debt	2.0	2.0	0.8
Total long-term debt	1,050.6	1,115.2	947.4
Total Debt	1,060.1	1,124.5	956.8
Less: Cash and cash equivalents	(64.4)	(47.0)	(32.7)
Total debt, net of cash	$995.7	$1,077.5	$924.1